EXHIBIT 10.1

BRADY CORPORATION
2017 OMNIBUS INCENTIVE PLAN

I.INTRODUCTION
1.01    Purpose. This Plan shall be known as the Brady Corporation 2017 Omnibus Incentive Plan. The purpose of the Plan is to provide an incentive for Directors and employees of Brady Corporation and its Affiliates to improve corporate performance on a long term basis, and to attract and retain Directors and employees by enabling them to participate in the future successes of the Corporation, and by associating the long term interests of Directors and employees with those of the Corporation and its shareholders. It is intended that the Plan and its operation comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule). The Plan is intended to permit the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Shares of Restricted Stock, Restricted Stock Units, Shares of Unrestricted Stock and Cash Incentive Awards. The proceeds received by the Corporation from the sale of Shares pursuant to the Plan shall be used for general corporate purposes.
1.02    Effective Date. The effective date of the Plan shall be August 1, 2016, subject to approval of the Plan by holders of a majority of the outstanding voting common stock of the Corporation. Any Award granted prior to such shareholder approval shall be expressly conditioned upon shareholder approval of the Plan.
1.03    Effect on Prior Plans. After July 31, 2016, no further awards or grants will be made under the Brady Corporation 2012 Omnibus Incentive Stock Plan or the Brady Corporation Incentive Compensation Plan for Senior Executives.
II. PLAN DEFINITIONS
For Plan purposes, except where the context clearly indicates otherwise, the following terms shall have the meanings set forth below:
2.01    "Administrator" means the administrator as described in Section 4.01.
2.02    "Affiliate" means any "subsidiary corporation" or "parent corporation" as such terms are defined in Section 424 of the Code.
2.03    "Agreement" means a written or electronic agreement (including any amendment or supplement thereto) between the Corporation and a Participant or a written or electronic statement issued by the Corporation to a Participant, which in either case specifies the terms and conditions of an Award.

2.04    "Award" shall mean the grant of any form of Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Units, Unrestricted Stock or Cash Incentive Award.
2.05    "Board" shall mean the Board of Directors of the Corporation.
2.06    "Cash Incentive Award" means a cash incentive award under Article X of the Plan.
2.07    "Cause" means what the term is expressly defined to mean in a then-effective written agreement (including an Award Agreement) between a Participant and the Corporation or any Affiliate or, in the absence of any such then-effective agreement or definition, means (a) a Participant’s material breach of any employment, confidentiality, nonsolicitation, noncompetition, invention assignment or other agreement with the Corporation or any Affiliate, (b) an act or acts of dishonesty undertaken by a Participant attempting to gain monetary or personal enrichment of the Participant at the expense of the Corporation or any Affiliate, whether the monetary gain or personal enrichment is realized or not, (c) persistent failure by a Participant to perform the duties associated with Participant’s employment or status as a Director, (d) any failure by the Participant to materially conform to the Corporation’s business conduct or ethics code, or (e) the indictment or conviction of the Participant for a felony or entering the plea of nolo contendere to a felony.
2.08    "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.
2.09    "Committee" shall mean the committee described in Section 4.01.
2.10    "Corporation" shall mean Brady Corporation, a Wisconsin corporation.
2.11    "Director" means any individual who is a member of the Board.
2.12    "Disability" means a mental or physical condition which, in the opinion of the Administrator, renders a Participant unable or incompetent to carry out the job responsibilities which such Participant held or tasks to which such Participant was assigned at the time the disability was incurred and which is expected to be permanent or for an indefinite period. With respect to any Award that constitutes deferred compensation under Code Section 409A and is subject to Code Section 409A, the Administrator may not find that a Disability exists with respect to the applicable Participant unless, in the Administrator’s opinion, such Participant is also “disabled” within the meaning of Code Section 409A.
2.13    "Eligible Individual" shall mean any Director or regular salaried employee of the Corporation or an Affiliate, who satisfies the requirements of Section 5.01.
2.14    "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.15    "Exercise Period" shall mean the period of time provided pursuant to Section 6.06 or Section 7.07 within which a Stock Option or SAR may be exercised.
2.16    "Fair Market Value" on any date shall mean the price of a Share that is based on the opening, closing, actual, high, low or average selling prices of a Share reported on any established stock exchange or national market system including without limitation the New York Stock Exchange and the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System on the applicable date, the next succeeding trading day, or an average of trading days, as determined by the Administrator its discretion. Unless otherwise specified in an Award Agreement, Fair Market Value shall be deemed to be equal to the average of the high and low sale prices recorded in composite transactions for such date (rounding up to the nearest cent) or, if such date is not a business day or if no sales of Shares shall have been reported with respect to such date, the next preceding business date with respect to which sales were reported. In the absence of reported sales or if the stock is not so listed or quoted, but is traded in the over-the-counter market, Fair Market Value shall be the average of the closing bid and asked prices for such Shares on the relevant date.
2.17    "Grant Date" means the date on which the Administrator approves the grant of an Award under the Plan, or such later date as may be specified by the Administrator on the date the Administrator approves the Award.
2.18    "Grant Price" means the per Share price established at the time of grant of a Stock Option or SAR that is used to determine the price at which a Share covered by a Stock Option may be purchased or the amount of any payment due upon exercise of an SAR.
2.19    "Incentive Stock Option" or "ISO" means a Stock Option that is intended to meet the requirements of Section 422 of the Code and regulations thereunder.
2.20    "Insider" shall mean an individual who is, on the relevant date, an officer (as defined in Exchange Act Rule 16a-1(f)) or Director of the Corporation, or a more than ten percent (10%) beneficial owner (within the meaning of Exchange Act Rule 13d-3) of any class of the Corporation’s equity securities that is registered pursuant to Section 12 of the Exchange Act.
2.21    "Non-Qualified Stock Option" or "NSO" means a Stock Option other than an Incentive Stock Option.
2.22    "Participant" means an Eligible Individual who has been granted an Award under this Plan.
2.23    "Performance-Based Award" means an Award to an employee that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.
2.24    "Performance Goal" means a performance goal established by the Committee that is based on the attainment of goals relating to one or more Performance Measures.
2.25    "Performance Measures" means measures as described in Section 11.02 on which Performance Goals are based in order to qualify Awards as Performance-Based Awards.
2.26    "Performance Period" means the period of time during which the Performance Goals must be achieved in order to determine the amount payable to, and/or the vested interest of, a Participant with respect to an Award.
2.27    "Person" means any individual or entity, and the heirs, personal representatives, executors, administrators, legal representatives, successors and assigns of such Person as the context may require.
2.28    "Plan" shall mean the Brady Corporation 2017 Omnibus Incentive Plan, as set forth herein, as it may be amended from time to time.
2.29    "Restricted Stock" means Shares granted to a Participant under Article VIII.
2.30    "Restricted Stock Unit" means an Award granted to a Participant under Article VIII.
2.31    "Share" means a share of the Corporation’s Class A Non-Voting Common Stock, $.01 par value, or such other stock and securities as may be substituted therefore pursuant to Section 3.02.
2.32    "Stock Appreciation Right" or "SAR" means an Award granted to a Participant under Article VII.
2.33    "Stock Option" means an Award granted to a Participant under Article VI. A Stock Option may be either a Nonqualified Stock Option or an Incentive Stock Option.
2.34    "Unrestricted Stock" means Shares granted to a Participant under Article IX.
III. SHARES SUBJECT TO AWARD AND AWARD LIMITS
3.01 Available Shares.
(a) Subject to adjustments under Section 3.02, the total number of Shares authorized for issuance shall not exceed five million (5,000,000) Shares, all of which may be issued in the form of Incentive Stock Options. The Shares authorized for issuance under the Plan may consist, in whole or in part, of authorized but unissued Shares, or of treasury stock of the Corporation.

(b) In determining the number of Shares available for issuance under the Plan at any time, the following rules shall apply:
(i)     Any Shares subject to an Award granted under the Plan that terminates by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares (or with the forfeiture of Shares in connection with a Restricted Stock Award), is settled in cash in lieu of Shares, or is exchanged with the Administrator’s permission, prior to the issuance of Shares, for an Award not involving Shares shall become available again for grant under the Plan.
(ii)     Any Shares withheld by the Corporation or tendered by a Participant (by either actual delivery or attestation) to satisfy tax withholding obligations associated with an Award granted under the Plan, shall become available again for grant under the Plan.
(iii)     Any Shares that are withheld by the Corporation or tendered by a Participant (by either actual delivery or attestation) to pay the Grant Price of a Stock Option granted under the Plan shall not become available again for grant under the Plan.
(iv)     Any Shares that were subject to the exercise of an SAR granted under the Plan that were not issued in connection with such exercise shall not become available again for grant under the Plan.
(v)     Any Shares that are purchased by the Corporation on the open market with the proceeds from the exercise of a Stock Option shall not become available again for grant under the Plan.
(c) Subject to adjustment as set forth in Section 3.02, the Awards that may be granted to a Participant shall be subject to the following limits:
(i)     The maximum aggregate number of Shares for which Stock Options or SARs may be granted to any Participant in any fiscal year shall be 500,000 Shares (for avoidance of the doubt, this limit applies separately to each type of Award);
(ii)     The maximum aggregate number of Shares that may be granted to any Participant in any fiscal year under an Award of Restricted Stock or Restricted Stock Units, in each case that are Performance-Based Awards, shall be 500,000 Shares determined as of the date of payout (for shall avoidance of the doubt, this limit applies separately to each type of Award); and
(iii)     The maximum aggregate amount that may be paid to any Participant in any fiscal year under a Cash Incentive Award that is a Performance-Based Award shall be $3,000,000 determined as of the date of payout.

3.02    Changes in Shares.
(a) In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, reverse stock split, split up, spin-off, rights offering or recapitalization through an extraordinary dividend, the Administrator, in order to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, as applicable, (i) the number and kind of Shares or other securities that may be issued under the Plan or under particular forms of Award Agreements, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the Grant Price applicable to outstanding Awards, (iv) the maximum annual grant limits set forth in paragraphs (i) and (ii) of Section 3.01(c), and (v) other value determinations applicable to outstanding Awards. In the event of any other change in corporate capitalization (including, but not limited to, a merger, consolidation, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation of the Corporation to the extent such events do not constitute equity restructurings or business combinations within the meaning of FASB ASC Topic 718, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Administrator to prevent dilution or enlargement of rights. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. Unless otherwise determined by the Administrator, the number of Shares subject to an Award shall always be a whole number.
(b)    In addition to the adjustments permitted under paragraph (a) above, the Administrator, in its sole discretion, may make such other adjustments or modifications in the terms of any Awards that it deems appropriate to reflect any of the events described in paragraph (a) above, including, but not limited to, (i) modifications of performance goals and changes in the length of Performance Periods, or (ii) the substitution of other property of equivalent value (including, without limitation, cash, other securities and securities of entities other than the Corporation that agree to such substitution) for the Shares available under the Plan or the Shares covered by outstanding Awards, including arranging for the assumption, or replacement with new awards, of Awards held by Participants, but in either case only to the extent permitted by Section 162(m) of the Code with respect to Awards intended to qualify as Performance-Based Awards and (iii) in connection with any sale of an Affiliate, arranging for the assumption, or replacement with new awards, of Awards held by Participants employed by the affected Affiliate by the Affiliate or an entity that controls the Affiliate following the sale of such Affiliate.
(c) The determination of the Administrator as to the foregoing adjustments set forth in this Section 3.02, if any, shall be conclusive and binding on Participants under the Plan.
3.03    Effect of Plans Operated by Acquired Companies. If a company acquired by the Corporation or any Affiliate or with which the Corporation or any Affiliate combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.
IV. ADMINISTRATION
4.01    Administration. For purposes of the power to grant Awards to Directors, the Administrator shall consist of the entire Board, which may delegate any or all of its authority to a committee of the Board. For purposes of the power to grant Awards to employees, the Administrator shall be a committee designated by the Board to administer the Plan and shall initially be the Management Development and Compensation Committee of the Board. The Committee shall be constituted to permit the Plan to comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule) and Section 162(m) of the Code. A majority of the members of the Committee shall constitute a quorum. The approval of such a quorum, expressed by a majority vote at a meeting held either in person or by conference telephone call, or the unanimous consent of all members in writing without a meeting, shall constitute the action of the Committee and shall be valid and effective for all purposes of the Plan.
4.02    Delegation. To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to one or more of its members or, with respect to Awards to employees who are not Insiders, to the Corporation's Chief Executive Officer (who will be deemed the Administrator with respect to such Awards). The Committee may also delegate to one or more employees, agents or advisors such nondiscretionary administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan.
4.03    Administrator Powers. Subject to Section 13.07 and Section 13.08, the Administrator is empowered to adopt, amend and rescind such rules, regulations and procedures and take such other action as it shall deem necessary or proper for the administration of the Plan and, in its discretion, may modify, extend or renew any Award theretofore granted; provided, however, that the term of a Stock Option or SAR may not be extended beyond the date that is ten (10) years from the date the Award was granted. The Administrator shall also have authority to interpret the Plan, and the decision of the Administrator on any questions concerning the interpretation of the Plan shall be final and conclusive. The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. The Administrator shall not incur any liability for any action taken in good faith with respect to the Plan or any Award.
Subject to the provisions of the Plan, the Administrator shall have full and final authority to:
(a) designate the Eligible Individuals to whom Awards shall be granted;
(b) grant Awards in such form and amount as the Administrator shall determine;
(c) impose such limitations, restrictions and conditions upon any such Award as the Administrator shall deem appropriate, including conditions (in addition to those contained in this Plan) (i) on the exercisability of all or any portion of a Stock Option or SAR, (ii) on the transferability or forfeitability of Restricted Stock or (iii) requiring an Eligible Individual to retain all or a portion of the Shares for a period of time following the exercise of a Stock Option or SAR, the vesting of Restricted Stock or the payment of Restricted Stock Units;
(d) prescribe the form of Agreement with respect to each Award;
(e) waive in whole or in part any limitations, restrictions or conditions imposed upon any such Award as the Administrator shall deem appropriate (including accelerating the time at which any Stock Option or SAR may be exercised, the time at which Restricted Stock may become transferable or nonforfeitable or accelerating the vesting of any Restricted Stock Units), provided that no such waiver shall be authorized to the extent that such waiver would be inconsistent with the requirements of Section 162(m) of the Code;
(f) make adjustments in the terms and conditions of a Performance Goal in recognition of unusual or nonrecurring events affecting the Corporation or the financial statements of the Corporation or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, provided that no such adjustment shall be authorized to the extent that such adjustment would be inconsistent with the Plan or any Award meeting the requirements of Section 162(m) of the Code; and
(g) determine the extent to which leaves of absence for governmental or military service, illness, temporary disability and the like shall not be deemed interruptions of continuous service.
V. PARTICIPATION
5.01    Eligibility. Any Director or employee of the Corporation and its Affiliates who, in the sole opinion of the Administrator, has contributed or can be expected to contribute to the profits, growth and success of the Corporation shall be eligible for Awards under the Plan. From among all such Eligible Individuals, the Administrator shall determine from time to time those Eligible Individuals to whom Awards shall be granted. No Eligible Individual shall have any right whatsoever to receive an Award unless so determined by the Administrator.
5.02    No Employment or Service Rights. The Plan shall not be construed as conferring any rights upon any Eligible Individual for a continuation of employment or service, nor shall it interfere with the rights of the Corporation or any Affiliates to terminate the employment or service of any Eligible Individual or to take any other action affecting such Eligible Individual.
VI. STOCK OPTIONS
6.01    Stock Options; General. Subject to the terms and conditions of this Plan, Stock Options may be granted to an Eligible Individual at any time and from time to time in such number, and upon such terms, and at any time and from time to time as shall be determined by the Administrator, in its sole discretion. Stock Options granted under the Plan shall be in the form of Nonqualified Stock Options or Incentive Stock Options, or a combination thereof; provided that Incentive Stock Options may only be granted to individuals who are employed by the Corporation or an Affiliate. A Stock Option grants the holder the right to purchase a stated number of shares at a fixed price over a fixed period of time pursuant to terms and conditions consistent with the this Article VI and the provisions of the Plan. A Stock Option granted under the Plan shall not be treated as an Incentive Stock Option unless the Stock Option Agreement specifically designates the Stock Option as an Incentive Stock Option.
6.02    Stock Option Holder’s Rights as a Shareholder. The holder of a Stock Option shall not have any rights as a shareholder with respect to the Shares covered by a Stock Option until such Shares have been delivered to the holder.
6.03    Grant Price. The price at which each Share covered by a Stock Option may be purchased shall be not less than 100% of the Fair Market Value of a Share on the date on which the Stock Option is granted. The Grant Price shall be subject to adjustment as provided in Section 3.02 hereof.
6.04    Stock Option Agreement. Each Stock Option granted under the Plan shall be evidenced by an Award Agreement which shall contain the terms and conditions required by this Article VI, and such other terms and conditions, not inconsistent herewith, as the Administrator may deem appropriate in each case.
6.05    Date Stock Option Granted. For purposes of the Plan, a Stock Option shall be considered as having been granted on the date on which the Administrator authorized the grant of the Stock Option except where the Administrator has designated a later date, in which event the later date shall constitute the date of grant of the Stock Option; provided, however, that notice of the grant of the Stock Option shall be given to the Participant within a reasonable time.

6.06    Exercise Period. The Administrator shall have the power to set the time or times within which each Stock Option shall be exercisable, and to accelerate the time or times of exercise; provided, however, that no Stock Option shall be exercisable after the expiration of ten (10) years from the date the Stock Option is granted. Each Award Agreement with respect to a Stock Option shall state the period or periods of time within which the Stock Option may be exercised by the Participant, in whole or in part. Subject to the foregoing, unless the Award Agreement with respect to a Stock Option expressly provides otherwise, a Stock Option shall be exercisable in accordance with the following schedule:

Years After Date of Grant	Cumulative Percentage of Shares
Less than 1	0%
At least 1 but less than 2	33-1/3%
At least 2 but less than 3	66-2/3%
3 or more	100%

6.07    Termination of Service. Unless the Award Agreement with respect to a Stock Option expressly provides otherwise, a Stock Option shall be exercisable following a Participant's termination of service as set forth in Section 13.04.
6.08    Method of Exercise. Subject to Section 6.06, each Stock Option may be exercised in whole or in part from time to time as specified in the Award Agreement provided, however, that each Participant may exercise a Stock Option in whole or in part by giving written notice of the exercise to the Corporation, specifying the number of Shares to be purchased by payment in full of the Grant Price therefore. The Grant Price of any exercised Stock Option shall be payable to the Corporation in accordance with one of the following methods to the extent permitted under a Participant’s applicable Award Agreement: (a) in cash, (b) by check, (c) by tendering (either by actual delivery or by attestation) previously acquired Shares (“Delivered Stock”), (d) by surrendering to the Corporation Shares otherwise receivable upon exercise of the Stock Option (a "Net Exercise"), (e) by a cashless (broker-assisted) exercise, (f) any combination of the foregoing or (g) by any other method approved or accepted by the Administrator. For purposes of the foregoing, Delivered Stock shall be valued at its Fair Market Value determined as of the business day immediately preceding the date of exercise of the Stock Option and Shares used in a Net Exercise shall be valued at their Fair Market Value determined as of the date of exercise of the Stock Option. No Participant shall be under any obligation to exercise any Stock Option hereunder.
6.09    Dissolution or Liquidation. Anything contained herein to the contrary notwithstanding, on the effective date of any dissolution or liquidation of the Corporation, any unexercised Stock Options shall be deemed canceled, and the holder of any such unexercised Stock Options shall be entitled to receive payment as calculated under Section 13.05.

6.10    Special Rules for Incentive Stock Options. Notwithstanding any provision of the Plan to the contrary and for so long as Section 422 (or any successor provision) of the Code so provides:
(a) The aggregate Fair Market Value of Shares (determined as of the date the Stock Option is granted) with respect to which ISOs are exercisable for the first time during a calendar year may not exceed $100,000. To the extent that the value of the stock subject to options exceeds that amount, the excess shall be considered to be NSOs, with the determination to be made in the order the options are granted.
(b) Employees who own, directly or indirectly, within the meaning of Code Section 425(d), more than 10% of the voting power of all classes of stock of the Corporation or any parent or subsidiary corporation shall not be eligible to receive an ISO hereunder unless the Grant Price per Share under such option is at least 110% of the Fair Market Value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five (5) years from the date such option is granted
(c) To obtain favorable ISO tax treatment, the option must be exercised while the Participant is an employee, or within three months after the Participant’s termination as an employee; provided that, in the case of termination on account of disability (as defined in Section 22(e)(3) of the Code), the Exercise Period may be extended to one year; and further provided that the employment requirement is waived in the case of the Participant’s death.
VII. STOCK APPRECIATION RIGHTS
7.01    SARs; Generally. Subject to the terms and conditions of this Plan, SARs may be granted to Eligible Employees at any time and from time to time in such number, and upon such terms, and at any time and from time to time as shall be determined by the Administrator, in its sole discretion. An SAR grants the holder the right to receive in cash, Shares or a combination of both, as determined by the Administrator, an amount equal to the appreciation in value, if any of a specified number of Shares between the Grant Date of the SAR and its exercise date on terms and conditions consistent with this Article VII and the provisions of the Plan.
7.02    SAR Holder’s Rights as a Shareholder. The holder of a SAR shall not have any rights as a shareholder with respect to the Shares covered by the SAR until such Shares have been delivered to the holder.
7.03    Grant Price. The Grant Price for each Share covered by an SAR shall be determined by the Administrator and shall be specified in the Award Agreement; provided, however, the Grant Price must be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date. The Grant Price shall be subject to adjustment as provided in Section 3.02 hereof.

7.04    SAR Agreement. Each SAR granted under the Plan shall be evidenced by an Award Agreement which shall contain the terms and conditions required by this Article VII, and such other terms and conditions, not inconsistent herewith, as the Administrator may deem appropriate in each case..
7.05    Date SAR Granted. For purposes of the Plan, a SAR shall be considered as having been granted on the date on which the Administrator authorized the grant of the SAR except where the Administrator has designated a later date, in which event the later date shall constitute the date of grant of the SAR; provided, however, that notice of the grant of the SAR shall be given to the Participant within a reasonable time.
7.06    Term of SAR. The term of a SAR granted under this Plan shall be determined by the Administrator, as specified in the Award Agreement; provided, however, that no SAR shall be exercisable later than the tenth (10th) anniversary of its Grant Date.
7.07    Exercise Period. SARs granted under this Article VII shall be exercisable at such times and be subject to such restrictions and conditions as the Administrator shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant. Subject to the foregoing, unless the Award Agreement with respect to a SAR expressly provides otherwise, an SAR shall be exercisable in accordance with the following schedule:

Years After Date of Grant	Cumulative Percentage of Shares
Less than 1	0%
At least 1 but less than 2	33-1/3%
At least 2 but less than 3	66-2/3%
3 or more	100%

7.08    Settlement of SAR Amount. Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Corporation in an amount determined by multiplying:
(a) The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by
(b) The number of Shares with respect to which the SAR is exercised.
At the discretion of the Administrator, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Administrator in its sole discretion. The Administrator’s determination regarding the form of a SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

7.09    Termination of Service. Unless the Award Agreement with respect to the SAR expressly provides otherwise, the SAR shall be exercisable following a Participant's termination of service as set forth in Section 13.04.
VIII. RESTRICTED STOCK AND RESTRICTED STOCK UNITS
8.01    Administration. Shares of Restricted Stock and Restricted Stock Units may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Individuals to whom and the time or times at which grants of Restricted Stock and Restricted Stock Units will be made, the number of Shares to be granted, the time or times within which such Awards may be subject to forfeiture or otherwise restricted and any other terms and conditions of the Awards. The restrictions may be based upon specified Performance Measures in order to comply with Section 162(m) of the Code, the Participant’s continued service with the Corporation or its Affiliates or such other factors or criteria as the Administrator shall determine. Awards of Restricted Stock and Restricted Stock Units that are intended to comply with Section 162(m) and qualify as Performance-Based Awards shall be subject to the requirements of Article XI of this Plan. Subject to Sections 8.02 and 8.03 hereof the provisions of Restricted Stock Awards and Restricted Stock Unit Awards need not be the same with respect to each recipient. Subject to the foregoing, unless the Agreement expressly provides otherwise, a Restricted Stock or Restricted Stock Unit Award that is based upon the Participant's continued service with the Corporation shall become vested in accordance with the following schedule:

Years After Date of Grant	Cumulative Percentage of Shares
Less than 1	0%
At least 1 but less than 2	33-1/3%
At least 2 but less than 3	66-2/3%
3 or more	100%

8.02    Terms and Conditions for Restricted Stock Awards. Shares of Restricted Stock shall be subject to the following terms and conditions:
(a) Any Restricted Stock Award granted hereunder may be evidenced in such manner as the Administrator may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates.
(b) Until the applicable restrictions lapse, the Participant shall not be permitted to sell, assign, transfer, exchange, pledge, hypothecate or otherwise dispose of or encumber Shares of Restricted Stock.

(c) Unless and until a forfeiture of the Restricted Stock, the Participant shall have, with respect to the Shares of Restricted Stock, all of the rights of a shareholder of the Corporation, including the right to vote the Shares (if applicable). Any cash dividends on Restricted Stock shall be treated as provided in Section 13.01.
(d) Except to the extent otherwise provided in the applicable Restricted Stock Agreement and (e) below, all Shares still subject to restriction shall be forfeited by the Participant upon termination of a Participant’s service for any reason.
(e) If and when the applicable restrictions lapse, unlegended certificates for such Shares shall be delivered to the Participant.
8.03    Terms and Conditions for Restricted Stock Unit Awards. Restricted Stock Unit Awards shall be subject to the following terms and conditions:
(a) Until the applicable restrictions lapse or the conditions are satisfied, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Restricted Stock Unit Award.
(b) Except to the extent otherwise provided in the applicable Award Agreement and (c) below, the portion of the Award still subject to restriction shall be forfeited by the Participant upon termination of a Participant’s service for any reason.
(c) If and when the applicable restrictions lapse, the Corporation shall issue Shares of Common Stock to the Participant or pay to Participant an amount equal to the Fair Market Value of a Share of Common Stock multiplied by the number of Shares covered by the Award for which the restrictions have then lapsed.
8.04    Termination of Service. Unless the Agreement with respect to a Restricted Stock Award or Restricted Stock Unit Award expressly provides otherwise, the right to retain Restricted Stock and/or Restricted Stock Units following a Participant’s termination of service shall be as set forth in Section 13.04.
8.05    Section 83(b) Election. The Administrator may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Corporation.
IX. UNRESTRICTED STOCK
9.01    Administration. Shares of Unrestricted Stock may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Individuals to whom and the time or times at which grants of Unrestricted Stock will be made, the number of Shares to be granted, and any other terms and conditions of the Awards. It is anticipated that Shares of Unrestricted Stock will only be granted to Directors.
X. CASH INCENTIVE AWARDS.
10.01    Administration. Cash Incentive Awards may be granted either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Individuals to whom and the time or times at which Cash Incentive Awards will be made and the terms and conditions of the Awards. Cash Incentive Awards may be based upon specified Performance Measures in order to comply with Section 162(m) of the Code or such other factors or criteria as the Administrator shall determine. Cash Incentive Awards that are intended to comply with Section 162(m) and qualify as Performance-Based Awards shall be subject to the requirements of Article XI of this Plan.
10.02    No Limitation on Authority to Award Bonuses or other Compensation. This Plan does not limit the authority of the Corporation, the Board or the Administrator, or any Affiliate, to award bonuses or authorize any other compensation to any employee.
XI. PERFORMANCE-BASED AWARDS
11.01    Terms and Conditions. Subject to Section 11.04, the provisions of the Plan are intended to ensure that all Stock Options and SARs granted hereunder to any Participant who is a “covered employee”, within the meaning Section 162(m) of the Code, at the time the Participant exercise of such Stock Options or SARs qualify for exemption from the limitation on deductibility imposed by Section 162(m) of the Code and that such Options and SARs shall therefore be considered Performance-Based Award and the Plan shall be interpreted and operated consistent with that intention. The Committee shall have the sole authority to designate whether an Award (other than an Option or SAR) is a Performance-Based Award upon grant that is intended to comply with this Article XI. Performance-Based Awards shall be paid solely on account of the attainment of one or more preestablished, objective Performance Goals established in writing by the Committee not later than 90 days after the commencement of the Performance Period and must be based upon one of the Performance Measures identified in Section 11.02 below.
11.02    Performance Measures. The Performance Goals upon which the grant, payment or vesting of an Award that is intended to qualify as a Performance-Based Award are conditioned must be based on one or more of the following Performance Measures: (a) net earnings or net income (before or after taxes); (b) earnings per Share; (c) sales, net sales, or revenue; (d) net operating income or profit; (e) return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue); (f) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, cash flow return on investment and cash flow per Share); (g) earnings before or after any one or more of taxes, interest, depreciation, and/or amortization; (h) gross or operating margins; (i) productivity ratios; (j) Share price or relative Share price (including, but not limited to, growth measures and total shareholder return); (k) expense targets; (l) margins; (m) operating efficiency; (n) market share or change in market share; (o) customer retention or satisfaction; (p) working capital targets; and (q) economic value added (or an equivalent metric); (r) improvement in or attainment of expense levels; (s) improvement in or attainment of working capital levels; (t) debt reduction; (u) acquisitions and divestitures, or (v) strategic and leadership goals (provided, however, that strategic and leadership goals must be (A) able to be objectively determined for each Participant such that an Award based in whole or part on strategic and leadership goals would not fail to qualify as "qualified performance based compensation" under Treas. Reg. 1.162-27(e) promulgated under Section 162(m) of the Code, or (B) such goals are used solely by the Committee for the purposes of exercising its negative discretion as described in Section 11.03 below. Any Performance Measure(s) may, as the Committee, in its sole discretion deems appropriate, (i) relate to the performance of the Corporation, any Affiliate, or any business unit or division of the Corporation, or any combination thereof, (ii) be compared to the performance of a group of comparator companies, or published or special index, (iii) be based on change in the Performance Measure over a specified period of time and such change may be measured based on an arithmetic change over the specified period (e.g., cumulative change or average change), or percentage change over the specified period (e.g., cumulative percentage change, average percentage change or compounded percentage change), (iv) relate to or be compared to one or more other Performance Measures, or (v) any combination of the foregoing. To the extent consistent with the requirements of Section 162(m), the Committee also has the authority to provide for accelerated vesting of any Performance-Based Award based on the achievement of Performance Goals pursuant to the Performance Measures specified in this Article XI.
11.03    Evaluation of Performance. The Committee may provide in any Award intended to qualify as a Performance-Based Award that any evaluation of performance may include or exclude the impact, if any, on reported financial results of any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles or other laws or provisions, (d) reorganization or restructuring programs, (e) acquisitions or divestitures, (f) foreign exchange gains and losses or (g) gains and losses that are treated as unusual or infrequently recurring items under Accounting Standards Codification Topic 225. Such inclusions or exclusions shall be prescribed in a form and at a time that meets the requirements of Code Section 162(m) for qualification of the Award as Performance-Based Compensation.
11.04    Determination of Performance-Based Awards. Following the close of the Performance Period, the Committee shall determine whether the Performance Goal was achieved, in whole or in part, and determine the amount payable to each employee. The Committee may pay the Performance-Based Award in Shares, in cash or a combination thereof, as provided for in the applicable Award Agreement. The Committee shall have no discretion to increase the amount payable pursuant to any Performance-Based Award beyond the amount that would otherwise be payable upon attainment of the applicable Performance Goal(s). The Committee shall, however, retain the discretion to decrease the amount payable pursuant to such Awards below the amount that would otherwise be payable upon attainment of the applicable Performance Goal(s), either on a formula or discretionary basis or any combination, as the Committee determines.
11.05    Committee Discretion. In the event that applicable tax or securities laws change to permit Committee discretion to alter the governing Performance Measures or permit flexibility with respect to the terms of any Award or Awards to be treated as Performance-Based Awards without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that are not intended to qualify as Performance-Based Award, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 11.02.
XII. WITHHOLDING TAXES
12.01    General Rule. Pursuant to applicable federal and state laws, the Corporation is or may be required to collect withholding taxes upon the exercise of a Stock Option or the lapse of stock restrictions. The Corporation may require, as a condition to the exercise of a Stock Option or the issuance of a stock certificate, that the Participant concurrently pay to the Corporation (either in cash or, at the request of Participant, but subject to such rules and regulations as the Administrator may adopt from time to time, in Shares of Delivered Stock (as defined in Section 6.08)) the entire amount or a portion of any taxes which the Corporation is required to withhold by reason of such exercise or lapse of restrictions, in such amount as the Administrator or the Corporation in its discretion may determine. If and to the extent that withholding of any federal, state or local tax is required in connection with the exercise of a Stock Option or the lapse of stock restrictions, the Participant may, subject to such rules and regulations as the Corporation may adopt from time to time, elect to have the Corporation hold back from the Shares to be issued upon the exercise of the Stock Option or the lapse of stock restrictions, Shares, the Fair Market Value of which is to be applied to the Participant's withholding obligations; provided that the Shares withheld may not have a Fair Market Value exceeding the maximum statutory tax rates in the Participant’s applicable jurisdictions.
12.02    Special Rule for Insiders. Any such request or election (to satisfy a withholding obligation using Shares) by an individual who is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 shall be made in accordance with the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
XIII. GENERAL
13.01    Dividends and Dividend Equivalents. Unless otherwise determined by the Administrator and set forth in an Agreement:
(a) A Participant will be entitled to receive cash dividends on Shares issued under a Restricted Stock Award that are subject only to a service-based vesting condition.

(b) A Participant will not be entitled to receive cash dividends or dividend equivalents on (i) the unvested portion of a Restricted Stock Award or Restricted Stock Unit Award that is subject to a performance-based vesting condition, (ii) the unvested portion of a Restricted Stock Unit Award or (iii) the unvested portion of a Performance-Based Award.
(c) No cash dividends or dividend equivalents shall be permitted for Stock Option or SAR Awards.
(d) A Participant's right to receive dividends or dividend equivalents on any Award subject to a performance-based vesting condition shall be as set forth in the Agreement.
13.02    Nontransferability. No Award granted under the Plan shall be transferable or assignable (or made subject to any pledge, lien, obligation or liability of a Participant) except by last will and testament or the laws of descent and distribution. Upon a transfer or assignment pursuant to a Participant’s last will and testament or the laws of descent and distribution, any Stock Option must be transferred in accordance therewith. During the Participant’s lifetime, Stock Options shall be exercisable only by the Participant or by the Participant’s guardian or legal representative. Notwithstanding the foregoing, NSOs may be transferred by a Participant to the Participant’s spouse, children or grandchildren or to a trust for the benefit of such spouse, children or grandchildren; provided that the terms of any such transfer prohibit the resale of Shares acquired upon exercise of the option at a time during which the transferor would not be permitted to sell such Shares under the Corporation’s policy on trading by Insiders.
13.03    General Restriction. Each Award shall be subject to the requirement that if at any time the Administrator shall determine, in its discretion, that the listing, registration, or qualification of securities upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Stock Option or the issue or purchase of securities thereunder, such Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Administrator. The Administrator shall have the right to rely on an opinion of its counsel as to whether any such listing, registration, qualification, consent or approval shall have been effected or obtained.
13.04    Effect of Termination of Service, Disability or Death. Except as otherwise provided by the Administrator upon any Award and set forth in the applicable Award Agreement, all rights under any Award granted to a Participant shall be forfeited on the date such Participant’s service with the Corporation or its Affiliates terminates, except that
(a) if the Participant’s service is terminated by the death of the Participant, any unexercised, unexpired Stock Options or SARs granted hereunder to the Participant shall be 100% vested and fully exercisable, in whole or in part, at any time within one year after the date of death, by the Participant’s personal representative or by the Person to whom the Stock Options or SARs are transferred under the Participant’s last will and testament or the applicable laws of descent and distribution;

(b) if the Participant dies within 90 days after termination of service by the Corporation or its Affiliates, other than for Cause, any unexercised, unexpired Stock Options or SARs granted hereunder to the Participant and exercisable as of the date of such termination of service shall be exercisable, in whole or in part, at any time within one year after the date of death, by the Participant’s personal representative or by the Person to whom the Stock Options or SARs are transferred under the Participant’s last will and testament or the applicable laws of descent and distribution;
(c) if the Participant’s service is terminated as a result of the Disability of the Participant, any unexercised, unexpired Stock Options or SARs granted hereunder to the Participant shall become 100% vested and fully exercisable, in whole or in part, at any time within one year after the date of Disability;
(d) Notwithstanding (a), (b), or (c) if a Director’s service terminates for any reason after serving on the Board for at least three years or an employee’s service is terminated as a result of the Participant’s retirement after age 65, any unexercised, unexpired Stock Options or SARs granted hereunder to the Participant shall continue to vest as provided in Section 6.05 or 7.04 hereof and any Stock Option or SAR that is or becomes vested may be exercised in whole or in part prior to the expiration date of such Stock Option or SAR;
(e) if the Participant’s service is terminated by the Corporation or an Affiliate for any reason other than the Participant’s death, Disability or retirement after age 65 or for Cause, any unexercised, unexpired Stock Options or SARs granted hereunder and exercisable as of the date of such termination of service shall be exercisable in whole or in part at any time within 90 days after such date of termination;
(f) if the Participant’s service is terminated as a result of the death or Disability of the Participant, any Shares issued under a Restricted Stock Award or Restricted Stock Unit Award that are subject only to a service-based vesting condition shall become fully vested; and
(g) if the Participant's service is terminated prior to the payment or vesting of an Award that is subject to a performance-based vesting condition, the Award shall become vested as set forth in the Award Agreement.
If a Participant’s service is terminated for Cause, all of the Participant’s unexercised Stock Options and SARs shall expire and all of the Participant’s Restricted Stock and Restricted Stock Units shall be forfeited. Notwithstanding the foregoing, no Stock Option or SAR shall be exercisable after the date of expiration of its term.
13.05    Merger, Consolidation or Reorganization. Except to the extent an Award Agreement provides otherwise, in the event of (a) the merger or consolidation of the Corporation with or into another corporation or corporations in which the Corporation is not the surviving corporation, (b) the adoption of any plan for the dissolution of the Corporation, or (c) the sale or exchange of all or substantially all the assets of the Corporation for cash or for shares of stock or other securities of another corporation (“Change in Control Event”), all (i) then-unexercised Stock Options and SARs shall become fully exercisable, (ii) restrictions imposed on any then-outstanding Restricted Stock shall terminate such that any Restricted Stock shall become fully vested and transferable immediately prior to any such merger or consolidation in which the Corporation is not the surviving corporation and (iii) restrictions imposed on any then-outstanding Restricted Stock Units shall terminate such that any Restricted Stock Unit shall become fully vested immediately prior to any such merger or consolidation in which the Corporation is not the surviving corporation and shall be settled within thirty (30) days of a Change in Control Event, except to the extent that settlement of the Award must be made pursuant to its original schedule in order to comply with Code Section 409A. The Administrator may elect to cancel any then-unexercised Stock Options and

SARs. If any Stock Option or SAR is canceled, the Corporation, or the corporation assuming the obligations of the Corporation hereunder, shall pay the Participant an amount of cash or stock, as determined by the Administrator, equal to the Fair Market Value of a Share immediately preceding such cancellation over the Grant Price, multiplied by the number of Shares subject to such canceled Award.
13.06    Expiration and Termination of the Plan. This Plan shall remain in effect until all of the Awards made under the Plan have been exercised, the restrictions thereon have lapsed or the Awards have expired, terminated, or been canceled or forfeited. Notwithstanding the foregoing, no Awards shall be granted under the Plan, after that date which is ten years after the Plan is approved by the Board; or such earlier date as the Board determines in its sole discretion.
13.07    Amendments. Subject to Section 13.08, the Board may from time to time amend, modify, suspend or terminate the Plan; provided, however, that no such action shall (a) impair without the Participant’s consent any Award theretofore granted under the Plan or deprive any Participant of any Shares which he may have acquired through or as a result of the Plan, (b) be made without shareholder approval where such approval would be required as a condition of compliance with Rule 16b-3 or (c) without the prior approval of the Corporation’s shareholders (except as provided for in Section 3.02), (i) reduce the Grant Price of a Stock Option or SAR; (ii) cancel an Stock Option or SAR in exchange for the grant of any new Stock Option or SAR with a lower Grant Price; or (iii) cancel a Stock Option or SAR in exchange for cash, other property or the grant of any new Award at a time when the Grant Price of the Stock Option or SAR is greater than the current Fair Market Value of a Share.
13.08    Amendment to Conform to Law. Notwithstanding any other provision of the Plan to the contrary, the Board may amend the Plan and the Administrator may amend an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to (i) any law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder, (ii) any applicable exchange requirements and (iii) any compensation recoupment policy adopted by the Corporation. By accepting an Award under the Plan, a Participant agrees to any amendment made pursuant to this Section 13.08 to the Plan and any Award without further consideration or action.
13.09    Wisconsin Law. Except as otherwise required by applicable federal laws, the Plan shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.
13.10    Unfunded Plan. The Plan, insofar as it provides for Awards, shall be unfunded and the Corporation shall not be required to segregate any assets that may at any time be represented by Awards under this Plan. Any liability of the Corporation to any Eligible Individual with respect to any Award under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Corporation shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Corporation.

13.11    Rules of Construction. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.
13.12    Gender and Number. Except when otherwise required by the context, words in the masculine gender shall include the feminine, the singular shall include the plural, and the plural the singular.
13.13    Deferral. The Administrator may, in its discretion and as provided in the applicable Award Agreement, permit a Participant to defer the recognition of income with respect to an Award pursuant to the terms of any deferred compensation plan maintained by the Corporation.
13.14    Section 409A Compliance. To the extent applicable, it is intended that the Plan and all Awards hereunder comply with the requirements of Section 409A of the Code, and the Plan and all Agreements shall be interpreted and applied by the Administrator in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. In the event that any provision of the Plan or an Agreement is determined by the Administrator to not comply with the applicable requirements of Section 409A of the Code, the Administrator shall have the authority to take such actions and to make such changes to the Plan or an Agreement as the Administrator deems necessary to comply with such requirements, provided that no such action shall adversely affect any outstanding Award without the consent of the affected Participant.
13.15    Clawback. The Awards granted under this Plan are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar requirements of applicable law or exchange rules, any of which could in certain circumstances require repayment or forfeiture of Awards or any Shares or other cash or property received with respect to the Awards (including any value received from a disposition of the Shares acquired upon payment of the Awards).